Exhibit 99.1

Under Armour, Inc. 1020 Hull Street Baltimore, MD 21230 CONTACTS Investors: Alex Pettitt Under Armour, Inc. Tel: 410.454.6578 Media: Diane Pelkey Under Armour, Inc. Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FIRST QUARTER 2009 TOP LINE GROWTH OF 27% AND

EPS GROWTH OF 33%

•	Net Revenues Increased 27.1% to $200.0 Million, Highlighted by Company’s Entry into Running Footwear
•	Operating Income Increased 83.7% to $7.9 Million
•	Diluted EPS Increased 33.3% to $0.08
•	Cash & Cash Equivalents Increased $48.0 Million Year-Over-Year to $65.6 Million at Quarter-End; No Borrowings Outstanding Under $200 Million Revolving Credit Facility

Baltimore, MD (April 28, 2009) – Under Armour, Inc. (NYSE: UA) today announced financial results for the first quarter ended March 31, 2009. Net revenues increased 27.1% in the first quarter of 2009 to $200.0 million compared with net revenues of $157.3 million in the first quarter of 2008. Diluted earnings per share for the first quarter of 2009 grew 33.3% to $0.08 on weighted average common shares outstanding of 50.4 million compared with $0.06 per share on weighted average common shares outstanding of 50.2 million in the first quarter of the prior year.

First quarter apparel net revenues increased 2.4% to $132.2 million compared with $129.2 million in the same period of the prior year. Footwear net revenues in the first quarter of 2009 increased $40.3 million to $56.9 million compared with net revenues of $16.6 million in the first quarter of 2008. The growth in footwear net revenues was driven by the Company’s entry into Running Footwear during the quarter as well as shipments of Performance Training Footwear, which launched in the second quarter of 2008. Net revenues in the direct-to-consumer category grew 37.5% year-over-year during the first quarter.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “The athletic footwear market represents an enormous growth opportunity for the Under Armour Brand. With each new category we enter, our ultimate goal is to build momentum by developing innovative footwear technology, generating support from our key retail partners, and delivering product to our core consumer that drives our credibility as a performance footwear brand. Our success with previous categories laid the groundwork for our most recent advancement – our entry into Running Footwear – and our performance in Running has paved the way to establish Under Armour as a major player in the athletic footwear market over the long-term.”

For the first quarter, operating income rose 83.7% to $7.9 million compared with $4.3 million in the prior year’s period. Gross margin for the first quarter of 2009 was 45.3% compared with 47.6% in the prior year’s quarter due to several factors including the higher proportion of lower gross margin footwear sales. Selling, general and administrative expenses as a percentage of net revenues decreased to 41.3% in the first quarter of 2009 compared with 44.9% in the prior year’s period. Marketing expense for the first quarter of 2009 was 16.5% of net revenues versus 17.8% in the prior year’s period. The Company still expects to invest in marketing at the high-end of the range of 12% to 13% of net revenues for the full year.

Mr. Plank concluded, “We are pleased with our results this quarter as the investments in our footwear growth engine generated strong top line increases and effective cost management allowed us to deliver bottom line leverage on that growth. While we remain cautious in our business outlook for the year, we are focused on leveraging our position as the athletic brand of this generation to deliver long-term value for our shareholders.”

Balance Sheet Highlights

Cash and cash equivalents were $65.6 million at March 31, 2009 compared with $17.6 million at March 31, 2008. The Company had no borrowings outstanding under its $200 million revolving credit facility at March 31, 2009. Inventory at quarter-end decreased 2.1% to $164.4 million compared with $167.9 million at March 31, 2008.

Brad Dickerson, Chief Financial Officer of Under Armour, Inc., stated, “We will continue to focus on the financial strength of our organization, controlling costs while prioritizing investments, and protecting our balance sheet through efforts targeted at working capital efficiency and liquidity. Progress made in the areas of cost management and inventory management will be key to the success of the organization long-term.”

Conference Call and Webcast

The Company will provide additional commentary regarding its first quarter results and 2009 outlook during its earnings conference call today, April 28th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter Ended March 31, 2009 and 2008

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 3/31/09	% of Net Revenues	Quarter Ended 3/31/08	% of Net Revenues
Net revenues	$200,000	100.0%	$157,342	100.0%
Cost of goods sold	109,449	54.7%	82,507	52.4%

Gross profit	90,551	45.3%	74,835	47.6%
Operating expenses
Selling, general and administrative expenses	82,655	41.3%	70,536	44.9%

Income from operations	7,896	4.0%	4,299	2.7%
Interest expense, net	(860)	(0.5%)	(90)	(0.1%)
Other income, net	13	0.0%	600	0.4%

Income before income taxes	7,049	3.5%	4,809	3.0%
Provision for income taxes	3,087	1.5%	1,939	1.2%

Net income	$3,962	2.0%	$2,870	1.8%

Net income available per common share
Basic	$0.08		$0.06
Diluted	$0.08		$0.06

Weighted average common shares outstanding
Basic	49,420		48,832
Diluted	50,430		50,249

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 3/31/09	Quarter Ended 3/31/08	% Change
Apparel	$132,239	$129,188	2.4%
Footwear	56,931	16,598	243.0%
Accessories	5,776	6,096	(5.2%)

Total net sales	194,946	151,882	28.4%
Licensing revenues	5,054	5,460	(7.4%)

Total net revenues	$200,000	$157,342	27.1%

Under Armour, Inc.

As of March 31, 2009, December 31, 2008 and March 31, 2008

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/09	As of 12/31/08	As of 3/31/08
Assets
Cash and cash equivalents	$65,572	$102,042	$17,591
Accounts receivable, net	105,999	81,302	101,991
Inventories	164,426	182,232	167,949
Prepaid expenses and other current assets	14,359	18,023	11,314
Deferred income taxes	13,850	12,824	12,462

Total current assets	364,206	396,423	311,307

Property and equipment, net	76,085	73,548	57,403
Intangible assets, net	5,064	5,470	6,083
Deferred income taxes	8,825	8,687	9,547
Other non-current assets	4,136	3,427	4,189

Total assets	$458,316	$487,555	$388,529

Liabilities and Stockholders’ Equity
Revolving credit facility	$—	$25,000	$—
Accounts payable and accrued expenses	87,254	98,340	72,428
Current maturities of long term debt	7,311	7,433	6,008
Other current liabilities	2,767	2,337	2,986

Total current liabilities	97,332	133,110	81,422

Long term debt, net of current maturities	11,342	13,158	12,807
Other long term liabilities	10,884	10,190	8,495

Total liabilities	119,558	156,458	102,724

Total stockholders’ equity	338,758	331,097	285,805

Total liabilities and stockholders’ equity	$458,316	$487,555	$388,529